Exhibit 99.1

April 28, 2014

Franklin Financial reports 17.7% increase in 1st quarter earnings

(Chambersburg, PA) Franklin Financial Services Corporation, the bank holding company of F&M Trust, reported earnings of $1,826,000 for the first quarter ended March 31, 2014, representing a 17.7% increase when compared to first quarter 2013 earnings of $1,551,000. On a per share basis, diluted earnings were $.44 for the first three months of 2014 compared to $.38 for the same period in 2013.

“We continue to see signs of improvement in the local economy,” commented William E. Snell, Jr., President and CEO. “However, the financial services industry continues to be challenged by the low interest rate environment, spotty loan demand and the cost of additional regulation.”

Total assets at March 31, 2014 declined 2.6% to $1.03 billion from total assets of $1.05 billion at March 31, 2013.  Total deposits and repurchase agreements were $908.8 million at the end of the first quarter 2014, decreasing 3.5% from the first quarter of 2013.  At quarter end, net loans declined 2.6% from totals a year earlier, while the market value of trust assets under management increased 4.1% to $569.8 million.

Franklin Financial is an independent, locally owned and operated bank holding company headquartered in Chambersburg.  Its wholly owned subsidiary, F&M Trust operates twenty-five community banking offices located throughout Cumberland, Franklin, Fulton and Southern Huntingdon counties in Boiling Springs, Camp Hill, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mont Alto, Marion, Mechanicsburg, Newville, Orbisonia, Shippensburg, St. Thomas, Warfordsburg and Waynesboro. Franklin Financial stock is listed on the over- the-counter market under the symbol FRAF (OTCQB: FRAF).